EXHIBIT 99.1
National Western Life Group, Inc. Announces 2022 Second Quarter Earnings

Austin, Texas, August 8, 2022 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today second quarter 2022 consolidated net earnings of $30.8 million, or $8.70 per diluted Class A common share, compared with consolidated net earnings of $49.9 million, or $14.11 per diluted Class A common share, for the second quarter of 2021. For the six months ended June 30, 2022, the Company reported consolidated net earnings of $66.9 million, or $18.93 per diluted Class A common share, compared with $112.0 million, or $31.68 per diluted Class A common share, a year ago. The Company's book value per share as of June 30, 2022 was $576.33.

The Company reported total revenues of $117.2 million in the quarter ended June 30, 2022 compared to $222.2 million in the second quarter of 2021. The decline is almost entirely due to fair market value accounting adjustments from investments, including embedded derivatives. These revenue adjustments totaled a downward amount of $(32.5) million in the second quarter of 2022 versus a positive adjustment of $68.3 million in the second quarter of 2021. Mr. Moody observed, "The fair market value adjustments are indicative of current macroeconomic conditions, namely the relatively rapid rise in interest rate levels in conjunction with declines in the equity markets." Mr. Moody added that the Company's investment philosophy of holding debt securities until maturity mitigates concerns associated with interim market value fluctuations.

The Company's net earnings continued to benefit from overall improvement in claims experience over the prior year. Claims reported for which the cause of death was COVID-19 were $1.9 million and $5.7 million in the three and six months ended June 30, 2022, respectively, compared to $8.7 million and $15.4 million in the comparable periods for 2021. Mr. Moody noted, "Reported COVID-19 deaths peaked in the third quarter of last year and have exhibited a downward trend since then. While anecdotal reports suggest non-COVID deaths are up due to tangential effects of the pandemic, our overall mortality experience is in line with our expectations."

Excluding adjustments for fair market value changes recorded directly in stockholders' equity, the Company's "core" book value increased to $657.50 at June 30, 2022 from $639.09 at December 31, 2021. Mr. Moody commented, "We believe the more useful book value metric excludes the effects of temporary swings from market value adjustments. The Company's stockholders' equity included an unrealized gain position on debt securities of $226.2 million at December 31, 2021, which moved to an unrealized loss position of $(287.4) million at June 30, 2022 for the same category of debt securities."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At June 30, 2022, the Company maintained consolidated total assets of $13.3 billion, consolidated stockholders' equity of $2.1 billion, and combined life insurance in force of $20.3 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues:
Revenues, excluding investment and index option gains (losses)	$153,816	178,584	322,519	379,522
Realized and unrealized gains (losses) on index options	(38,425)	40,166	(76,623)	68,190
Realized gains on investments	1,766	3,415	5,560	4,831
Total revenues	117,157	222,165	251,456	452,543

Benefits and expenses:
Life and other policy benefits	35,177	35,904	77,076	73,793
Amortization of deferred transaction costs	27,756	25,123	56,772	55,112
Universal life and annuity contract interest	(13,801)	69,973	(28,606)	122,818
Other operating expenses	30,321	28,468	62,903	59,803
Total benefits and expenses	79,453	159,468	168,145	311,526

Earnings before income taxes	37,704	62,697	83,311	141,017
Income tax expense	6,939	12,798	16,362	28,989
Net earnings	$30,765	49,899	66,949	112,028

Net earnings attributable to Class A shares	$29,895	48,488	65,056	108,860

Diluted Earnings Per Class A Share	$8.70	14.11	18.93	31.68

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

			June 30.	December 31,
			2022	2021

Book value per share			$576.33	698.48
Less: Per share impact of accumulated other comprehensive income (loss)			(81.17)	59.39
Book value per share, excluding accumulated other comprehensive income (loss) *			$657.50	639.09

*	Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled $(295.1) million at June 30, 2022 and $216.0 million at December 31, 2021. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nwlic.com
www.nwlgi.com